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NEWS RELEASE

FANSTEEL INC. - ANNOUNCES FIRST QUARTER 2004 RESULTS

NORTH CHICAGO, ILLINOIS - May 17, 2004 - Fansteel Inc. ("Fansteel" or the "Company") today announced net sales of $15,526,000 for the quarter ended March 31, 2004 with $12,263,000 attributable to the Company after emergence from Chapter 11 bankruptcy (the "successor Company") and $3,263,000 attributable to the Company pre-emergence (the "predecessor Company"). Net sales for the predecessor Company for the quarter ended March 31, 2003 were $15,021,000. The 3.4% sales increase for 2004 compared with 2003 related primarily to improved sales to aerospace customers partially offset by reduced sales to its largest lawn and garden customer.

Net income of $58,472,000 was reported for the first quarter 2004 with net income of $640,000 for the successor Company and a net income of $57,832,000 for the predecessor Company. The net loss for the first quarter 2003 was $2,006,000. The 2004 results for the successor Company included losses from discontinued operations of $561,000 while the result for the predecessor Company in 2004 included bankruptcy reorganization costs of $340,000 and a gain from discharge of debt of $15,576,000 and Fresh-start accounting adjustments of $42,927,000. The 2003 results included bankruptcy reorganization costs of $1,155,000 and losses from discontinued operations of $439,000.

Income from continuing operations before reorganization costs, gains from debt discharge, and fresh start accounting adjustments for the first quarter 2004 was $871,000 with income of $1,202,000 for the successor Company and a loss of $331,000 for the predecessor Company. For the first quarter 2003, loss from continuing operations was $412,000. The improved income performance is primarily the result of higher sales and cost reductions.

The Company's amended joint reorganization plan became effective on January 23, 2004, at which time Fansteel emerged from its Chapter 11 bankruptcy.

Fansteel is a manufacturer of aerospace castings and engineered metal components used in a variety of markets including automotive, energy, military and commercial aerospace, agricultural and construction machinery, lawn and garden equipment, marine, and plumbing and electrical hardware industries.

This release contains "forward-looking statements" as defined under the Federal Securities Laws that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no

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assurance that such expectations and assumptions will prove to have been correct. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: general economic conditions, including inflation, interest rate fluctuations, trade restrictions, and general debt levels; competitive factors, including price pressures, technological development, and products offered by competitors; inventory risks due to changes in market demand or business strategies; and changes in effective tax rates. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties. The Company is not obligated to update the forward-looking statements included in this news release except as required by law.

For further information, contact:
Gary L. Tessitore
Chairman, President and Chief Executive Officer
Fansteel Inc.
847-689-4900

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Fansteel Inc. - Statement of Operations
(Unaudited)

                                           Predecessor            Successor                               Predecessor
                                             Company               Company            Combined(1)           Company
                                               One                Two Months         Three Months         Three Months
                                            Month Ended              Ended               Ended                Ended
Per thousands except per share data      January 23, 2004       March 31, 2004      March 31, 2004       March 31, 2003
                                         ----------------       --------------      --------------       --------------
Net sales                                 $      3,263          $    12,263         $     15,526          $   15,021
Operating income (loss)                           (280)               1,331                1,051                (273)
Other income (expense)                             (51)                (129)                (180)               (139)
Income (loss) before reorganization
items, fresh start accounting
adjustments and income taxes                      (331)               1,202                  871                (412)
Reorganization items                              (340)                   -                 (340)             (1,155)
Gain on debt discharge                          15,576                    -               15,576                   -
Fresh-start adjustments                         42,927                    -               42,927                   -
Income (loss) from continuing
operations                                      57,832                1,202               59,034              (1.567)
Loss from discontinued operations                    -                 (562)                (562)               (439)
Net income (loss)                         $     57,832          $       640         $     58,472         $    (2,006)
Weighted average common shares
outstanding                                  8,698,858            3,420,000                                8,698,858
Basic and diluted net income (loss)
per share (2)
  Continuing operations                   $       6.65          $      0.35                              $     (0.18)
  Discontinued operations                            -                (0.16)                                   (0.05)
  Net income (loss)                       $       6.65          $      0.19                              $     (0.23)

(1) The Company emerged from bankruptcy during its first quarter financial reporting period of 2004. For financial statement purposes, the Company's results of operations have been separated in pre and post January 23, 2004 due to the change in basis of accounting in the underlying assets and liabilities. To facilitate a meaningful comparison of the Company's quarterly performance, the results of operations is presented on a traditional comparative basis for both periods. Accordingly, the results of operations for the quarter ended March 31, 2004 represent the mathematic addition of the historical amounts for the predecessor company for the one month ended January 23, 2004 and the successor company for the two months ended March 31, 2004.

(2)      Basic earnings per share and diluted earnings per share are the same.